CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2009, relating to the financial statements and financial highlights which appears in the October 31, 2009 Annual Report to Shareholders of FMA Small Company Portfolio, renamed John Hancock Funds III Small Company Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts February 24, 2010